Exhibit 2.1

PARTNERSHIP INTEREST PURCHASE AGREEMENT

This PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 23, 2015, by and between Huayue Electronics Inc., a Delaware corporation (the “Purchaser”), Sutton Global Associates Inc., a Nevada corporation (the “Seller”), and SavWatt Kazakhstan Ltd., a limited liability partnership formed under the laws of Kazakhstan (the “Company”).

WHEREAS, the Seller owns 100% of the limited liability partnership interests in the Company;

WHEREAS, the Seller desires to sell 51% of the limited liability partnership interests in the Company (the “Interests”) to the Purchaser and the Purchaser desires to purchase 51% of the limited liability partnership interests in the Company, in exchange for 3,000,000 restricted shares of common stock of the Purchaser, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Sale and Purchase of the Shares

1.1              Sale and Purchase of the Interests. Subject to the terms and conditions set forth herein, the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, all right, title, and interest in and to the Interests, free and clear of all mortgages, liens, pledges, security interests, charges, restrictions, and other encumbrances.

1.2              Purchase Price. In exchange for the sale of the Interests contemplated by Section 1.1 above, the Purchaser agrees to issue and deliver to Seller 3,000,000 restricted shares (the “Seller Shares”) of the Purchaser’s common stock, par value $0.001 per share (the “Purchaser Common Stock”), which may be represented by one or more certificates or may be uncertificated, at the Purchaser’s election. The Purchaser and the Seller shall exchange the Interests and the Seller Shares, and deliver any associated documents, to each other at the time of Closing.

1.3              Closing. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) will be simultaneous with the signing hereof, and shall be held at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York, 10036, or may take place electronically following an email exchange of executed signature pages of all documents to be delivered pursuant hereto or at such other place and time as may be agreed upon by the parties hereto.

ARTICLE II
Representations and Warranties of the Seller and the Company

The Seller and the Company each represents and warrants to the Purchaser that the statements in this Article II are true and correct as of the date of this Agreement:

2.1              Organization of the Seller and the Company. Each of the Seller and the Company is a company duly organized and validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as now conducted. Each of the Seller and the Company is duly qualified to transact business and is in good standing in each jurisdiction in which it owns or leases real property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a material adverse effect on the business or properties of the Company or Seller, as applicable.

2.2              Authorization, Execution and Delivery of this Agreement. Each of the Company and the Seller has the capacity, full legal right, power and authority, and all authorization and approval required by law, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Seller and the Company and constitutes a valid and legally binding obligation of each such party, enforceable in accordance with its terms and conditions. Neither the Company nor the Seller was or is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to sell or have sold the Interests or to consummate the transactions contemplated by this Agreement.

2.3              No Conflicts. The execution and delivery of this Agreement, the sale of the Interests by the Seller and the transactions contemplated by this Agreement do not conflict with or result in any material breach by the Seller or the Company of any of the terms or provisions of, or constitute a default under, (i) the formation documents of the Seller or the Company, (ii) any agreement or instrument to which the Seller or the Company is a party or by which the Seller or the Company or any of their respective properties or assets are bound, or (iii) any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Seller or the Company or any of their respective properties or assets.

2.4              Compliance with Laws. As of the date hereof, to the knowledge of the Seller, the conduct of the business of the Company complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the Company. The Company has not received written notice, nor has it otherwise been made aware, of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any governmental authority.

2.5              Litigation. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Seller and the Company, threatened, against or affecting the Company, or any of its properties or assets, which could reasonably be expected to result in any material adverse change in the business, financial condition or results of operations of the Company, or which could reasonably be expected to materially and adversely affect the properties or assets of the Company.

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ARTICLE III
Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Seller and the Company that the statements in this Article III are true and correct as of the date of this Agreement:

3.1              Organization of the Purchaser. The Purchaser is a company duly organized and validly existing under the laws of the state of Delaware and has the requisite power and authority to carry on its business as now conducted. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which it owns or leases real property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a material adverse effect on the business or properties of the Purchaser.

3.2              Authorization, Execution and Delivery of this Agreement. The Purchaser has the capacity, full legal right, power and authority, and all authorization and approval required by law, to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions. The Purchaser need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

3.3              No Conflicts. The execution and delivery of this Agreement, the issuance of the Seller Shares, and the transactions contemplated by this Agreement do not conflict with or result in any breach by the Purchaser of any of the terms or provisions of, or constitute a default under, (i) the formation documents of the Purchaser, (ii) any material agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its respective properties or assets are bound, or (iii) any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Purchaser or any of its respective properties or assets.

3.4              Disclosure. The Purchaser has been given access to information regarding the financial condition and the proposed business and operations of the Company that the Purchaser has requested in order to evaluate its investment in the Company. Prior to the date hereof, the Company and Seller have made available to the Purchaser the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company and Seller concerning the terms and conditions of the purchase of the Interests, and to obtain any additional information desired by the Purchaser with respect to the Company and the Seller.

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3.5	Capitalization.

(a)                The authorized capital stock of the Purchaser consists of 60,000,000 shares of Purchaser Common Stock, of which 31,325,241 shares were issued and outstanding as of the close of business on April [__], 2015, and 1,000,000 shares of preferred stock (“Purchaser Preferred Stock”), of which no shares were issued and outstanding as of the close of business on April [__], 2015. All of the outstanding shares of Purchaser Common Stock (A) have been duly authorized and validly issued, (B) are fully paid and nonassessable, and (C) were issued in compliance with all applicable laws concerning the issuance of such securities. There are no other equity interests of the Purchaser issued, authorized or outstanding.

(b)               As of the date hereof there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Purchaser is or may become obligated to issue or sell, or giving any person a right to subscribe for or acquire, or in any way dispose of, any equity interests of the Purchaser, or any securities or obligations exercisable or exchangeable for, or convertible into, any equity interests of the Purchaser, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon issuance of the Seller Shares, the Purchaser Common Stock will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such equity interests.

3.6	Purchaser SEC Reports; Financial Statements.

(a)                Purchaser has filed or furnished, as applicable, on a timely basis all Purchaser SEC Reports (as defined below) since December 31, 2012. Each of the Purchaser SEC Reports, at the time of its filing or being furnished, complied, in all material respects, with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Purchaser SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. “Purchaser SEC Reports” shall mean such reports, schedules, forms, statements and other documents required to be filed by Purchaser under the Exchange Act or any successor statute, and the rules and regulations promulgated thereunder, including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2012 (including the exhibits thereto and documents incorporated by reference therein).

(b)               Each of the audited consolidated statements of income, changes in stockholders’ equity and cash flows of Purchaser and its consolidated Subsidiaries (as defined below) included in or incorporated by reference into the Purchaser SEC Reports (including any related notes and schedules) (A) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved; (B) present fairly, in all material respects, the consolidated financial position of Purchaser and its consolidated Subsidiaries as at the dates thereof and the consolidated results of income, changes in stockholders’ equity and cash flows of Purchaser and its consolidated Subsidiaries for the periods then ended; and (C) accurately reflect in all material respects the books of account and other financial records of Purchaser and its consolidated Subsidiaries. “Subsidiary” shall mean, with respect to any person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its subsidiaries or (ii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its subsidiaries.

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(c)                Purchaser does not have any liabilities except for liabilities reflected or reserved against on Purchaser’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto) and not heretofore paid or discharged or liabilities that would not, individually or in the aggregate, reasonably be likely to have a material adverse effect.

3.7	Seller Shares.

(a)                Upon issuance of the Seller Shares, the Seller Shares will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any option, call, preemptive, subscription or similar rights under any provision of applicable law, or the organizational documents of the Purchaser or any of its Subsidiaries.

(b)               At the Closing, the Purchaser will have sufficient authorized but unissued shares or treasury shares of Purchaser Common Stock for the Purchaser to meet its obligation to deliver the Seller Shares under this Agreement. Upon Closing, the Seller shall acquire good and valid title to the Purchaser Shares.

3.8              No Other Representations or Warranties; Acknowledgments. No representations or warranties, oral or otherwise, have been made to the Purchaser or any party acting on the Purchaser’s behalf in connection with the offer and sale of the Interests other than the representations and warranties specifically set forth in this Agreement. The Purchaser has had an opportunity to consult an independent tax and legal advisor and the Purchaser’s decision to enter into this Agreement has been based solely upon the Purchaser’s evaluation.

ARTICLE IV

Certain Agreements

4.1              Employment Agreement and Appointment to Board of Directors. The Purchaser agrees that immediately following Closing, Shudong Pan will resign as Chief Executive Officer of the Purchaser and the Purchaser will enter into an Employment Agreement with Isaac H. Sutton, substantially in the form attached hereto as Exhibit A, pursuant to which Isaac H. Sutton shall become the Chief Executive Officer of the Purchaser. Immediately following the Closing, the Purchaser shall also cause Ike H. Sutton to be appointed to the Board of Directors of the Purchaser.

4.2              Further Assurances. Each party shall, at any other party’s request, execute and deliver such other instruments of conveyance and transfer and take such other actions as may be reasonably requested to effectively carry out the terms and provisions of this Agreement.

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ARTICLE V
Miscellaneous

5.1              Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

5.2              Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or her rights, interests or obligations hereunder without the prior written approval of the other party.

5.3              Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

5.4              Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

5.5              Notices. Any party may send any notice or other communication hereunder to the intended recipient at the address set forth below using the following means: personal delivery, courier, messenger service, telecopy or telex, but no such notice, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Notices shall be sent as follows:

If to the Seller or the Company:

Sutton Global Associates Inc.

475 Park Avenue South

New York, New York 10016

Attention: Isaac H. Sutton

Fax:

Email: isutton@gocom.us

with an additional copy (which will not constitute notice) to:

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: Eric M. Hellige, Esq.

Fax: 212-798-6380

Email: ehellige@pryorcashman.com

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If to the Purchaser:

Huayue Electronics Inc.

51 Huilingxi Road

Zhouhuizheng, Wujin District

Changzhou Jiangsu Province

P.R. China 213002

Attention: Pan Shudong, Chief Executive Officer

Fax:

Email:

with an additional copy (which will not constitute notice) to:

[____________________]

[____________________]

[____________________]

Attention:

Fax:

Email:

A party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

5.6              GOVERNING LAW; JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, UNITED STATES OF AMERICA, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

5.7              WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE PURCHASER, COMPANY OR SELLER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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5.8              Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid unless the same is in writing and signed by each of the parties hereto. Any waiver of any term or condition will not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its or his rights hereunder will not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.9              No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

5.10          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Sutton Global Associates Inc.

By:	/s/ Isaac H. Sutton
Name: Isaac H. Sutton
Title: President

SavWatt Kazakhstan Ltd.

By:	/s/ Isaac H. Sutton
Name: Isaac H. Sutton
Title: Director

Huayue Electronics Inc.

By:	/s/ Pan Shudong
Name: Pan Shudong
Title: Chairman of the Board